Exhibit 10.16

December 21, 2012

CONFIDENTIAL

Kamyar (Kam) Mofid

3401 Arapahoe Avenue, #415

Boulder, Colorado 80303

Re: Restated Employment Letter

Dear Kam:

This Restated Employment Letter (this “Letter”) re-states in full the terms of employment between you, the “Executive”, in the position of Chief Executive Officer (“CEO”) of Real Goods Solar, Inc. (“RSOL” or the “Company”) set forth in the July 23, 2012 offer letter. Please review the following employment details set forth in this letter and sign it below. We look forward to you continuing to be a part of our team.

•	Location. You will be based out of our corporate head office in Louisville, CO.

•	Reporting. As the Company’s CEO, you will report directly to the Board. Furthermore, you will serve as a Director given your position with the Company.

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Salary. Your annual base salary is $300,000 per year, payable bi-weekly in accordance with our standard payroll practices and subject to all appropriate withholdings. Effective January 1, 2013, your annual base salary will be increased to $360,000 upon the engagement of an investment banking firm as directed by the board before that date. Your base salary may be increased, but not decreased, by the Board without your consent.

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Annual Bonus. Your bonus opportunity will be up to 100% of your base salary. Your annual bonus will be based upon the Company achieving financial and operating objectives established by the Board in consultation with you. For 2012, your bonus will be $120,000 guaranteed and will be paid at the same time as other executives, in accordance with the Company’s standard bonus policies and practices (the “2012 Bonus”). You must be employed by the Company on the date the 2012 Bonus is paid in order to be entitled to receive the 2012 Bonus.

•	Benefits. You are eligible to participate in any and all employee benefit programs that are in place, subject to the terms and conditions of those programs.

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Paid-time Off. You are entitled to four weeks of paid-time off and Company holidays per Company calendar year, which paid time off shall accrue, and to the extent applicable, carry-over in accordance with the Company’s standard policies and practices.

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Equity Incentive. Pursuant to the terms of the Company’s 2008 Long-Term Incentive Plan, as amended (“Plan”) you have been granted an Option to purchase 500,000 shares of the Company’s common stock (RSOL Nasdaq) with an exercise price equal to the market price on your Start Date, subject to the vesting schedule set forth in your Stock Option Agreement except as modified by the terms of this Letter.

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Additional Equity Incentive. For your efforts as CEO, you will receive additional options granted under the Plan to purchase 200,000 shares of the Company’s common stock (RSOL Nasdaq) with an exercise price equal to the market price on the effective date of this restated Letter, subject to the Company’s vesting schedule set forth in your Stock Option Agreement except as modified by the terms of this Letter.

•	Relocation. The Company previously provided to you a $50,000 relocation/bonus allowance.

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Confidentially and Non-compete. Your employment includes two-year covenants concerning confidentiality, noncompetition, non-solicitation of employees and customers and assignment of inventions (documented in the Company’s Stock Option Agreement).

•	Change of Control. “Change of Control” shall mean a new or an existing shareholder currently owning less than 10% of shares of the Company becoming a majority shareholder.

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Equity Vesting after a Change of Control. Upon a Change of Control, 50% of all of your unvested Stock Options awarded to you will immediately vest in full. The rest of your equity awards will continue to vest in accordance with the Company’s Stock Option Plan and the applicable award documents. If you are terminated without Cause or resign for Good Reason (as defined below) within 12 months of a Change of Control, you can exercise your vested options for a period of 12 months after the date of such termination but in no event later than the date on which the options would otherwise terminate had your employment not terminated. The terms set forth in this Section shall supersede any contrary terms contained in the Stock Option Agreement.

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Cash Sale of the Company. “Cash Sale” shall mean a sale, as approved by the board of directors and shareholders of the Company, of at least 51% of the issued and outstanding shares of capital stock of the Company where the consideration received by the shareholders in such sale is all cash.

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Equity Vesting after a Cash Sale. Upon a Cash Sale, all of your unvested Stock Options awarded to you, will immediately vest in full. The terms set forth in this Section shall supersede any contrary terms contained in the Stock Option Agreement.

•	Severance and COBRA Coverage.

Upon your termination of employment for any reason, you will be paid all of your accrued salary, all accrued but unused PTO per the Company’s policy, any bonuses earned prior to the termination date on a pro-rata basis, the time and form of any such bonus to be paid in accordance with the terms of the applicable bonus plan or program (“Accrued Benefits”). All other benefits, including but not limited to life insurance, disability insurance, etc., shall cease upon your termination of employment unless otherwise required by applicable laws.

•	Involuntarily Termination without Cause or Termination for Good Reason

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In the event that your employment is involuntarily terminated by the Company without Cause (as defined below) or is terminated by you for Good Reason (as defined below), you will be entitled to a severance payment from the Company equal to 12 months of your salary in effect on the date of such termination. In the event that your employment is involuntarily terminated without Cause or is terminated by you for Good Reason within 12 months of a Change of Control (as defined above), other than a Cash Sale, the amount of the severance payment shall be equal to 18 months of your salary in effect on the date of such termination. The severance payment will be paid in the form of a single lump sum cash payment, subject to all applicable payroll deductions, and will be paid on or before, but no later than, the 30th day following the date of such termination.

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Upon the closing of a Cash Sale (the “Cash Sale Closing Date”), you will receive a cash bonus equal to twice your annual base salary in effect on the date of the Cash Sale (the “Cash Sale Bonus”) in lieu of the severance payment in the preceding paragraph, and you will have no right to receive such severance payment. The Cash Sale Bonus will be paid in two installments.

•	The first installment shall be equal to one-half of the Cash Sale Bonus and shall be paid on or before, but no later than, the 30th day following the Cash Sale Closing Date.

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The second installment shall be equal to one-half of the Cash Sale Bonus and shall be paid on or before, but no later than, the earlier of (i) the 6-month anniversary of the Cash Sale Closing Date and (ii) March 15th of the calendar year immediately following the calendar year in which occurs the Cash Sale Closing Date.

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In addition, if you timely elect continuation coverage under the Company’s group health plan pursuant to Code Section 4980B (“COBRA Coverage”) following your involuntary termination by the Company without Cause or your termination for Good Reason, you will be entitled to such COBRA Coverage at active employee rates, as amended from time to time, for up to twelve month following your termination of employment or, in the case of such a termination following a Change of Control, other than a Cash Sale, for up to eighteen months following such termination (“Continued Coverage”).

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In the event that your employment is involuntarily terminated by the Company without Cause or is terminated by you for Good Reason within 12 months following a Cash Sale and you timely elect COBRA Coverage, the period of Continued Coverage shall be limited to twelve months and the Company will reimburse you for entire cost of the COBRA Coverage during such period.

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In no event shall the period of Continued Coverage exceed the period of time for which you would be entitled to COBRA Coverage. Following the 12- or 18-month period of Continued Coverage, as applicable, you shall be responsible for the entire cost of the COBRA Coverage for any remaining period of the COBRA Coverage. The Continued Coverage period shall count toward and run concurrently with the applicable COBRA Coverage period.

•	Involuntarily Termination for Cause or Voluntary Termination Other than for Good Reason

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If you are involuntarily terminated by the Company for Cause or if you terminate your employment with the Company other than for Good Reason, you shall not be entitled to any compensation, severance, or benefits other than the Accrued Benefits.

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Certain Terms. “Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, (c) gross negligence in the performance of duties, (d) breach of fiduciary duty to the Company, or (e) material breach of any contractual obligations to the Company. “Good Reason” means the occurrence, without the consent of Executive, of one or more of the following actions, to which Executive objects in writing to the Board within 20 days following initial notification of its occurrence or proposed occurrence, and which action is not then rescinded within 30 days after delivery of such notice: (a) a change of the principal office or work place assigned to Executive to a location more than 25 miles distant from its location immediately prior to such change, (b) a material reduction by the Company of Executive’s title, authority, duties, or responsibilities, (c) a reduction of Executive’s base salary or benefits, or (d) any purported termination of Executive’s employment or service relationship for Cause by the Company or any successor or affiliate that is not in accordance with the definition of Cause set forth in this Letter or (e) failure of any successor or assign of the Company to assume the terms of this Agreement .

•	Insurance. The Company provides its executives, officers, and directors appropriate indemnity and D&O insurance which you will be covered by.

•	Start Date. Your official start date as the CEO was Monday July 30, 2012 (the “Start Date”).

•	Taxation and Code Section 409A.

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You understand and agree that you are solely responsible for any and all taxes due as a result of any compensation, including any severance or Cash Sale Bonus, provided hereunder. Notwithstanding provision to the contrary, in no event does Employer guarantee any particular tax consequences, outcome, or tax liability to Employee. No provision of this Letter shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time (“Section 409A”) from Executive or any other individual to the Company or its affiliates.

•	Compensation and benefits provided hereunder are subject to applicable payroll taxes and the related withholding obligations.

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You acknowledge that the Company, nor any of their representatives, have provided any tax advice to you in connection with this Letter and/or any other compensation or benefits being provided to you, and you are hereby advised to seek tax advice from you own tax advisors regarding this Letter and payments and benefits that may be provided hereunder. You are specifically advised to consult with his tax advisors regarding the application of Section 409A to the compensation and benefits provided hereunder.

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The compensation and benefits contemplated by this Letter are intended to either (a) be exempt from the requirements of Section 409A or (b) comply with the requirements of Section 409A. Notwithstanding any provision of this Letter to the contrary, in the event the Company determines after the effective date of this Letter that any compensation or benefits payable hereunder constitutes “nonqualified deferred compensation” within the meaning of Section 409A, the Company may (without any obligation to do so or to indemnify Employee for failure to do so, except as expressly set forth in this Letter), without the consent of Executive, adopt such amendments to this Letter or take any other actions that the Company in its sole discretion determines are necessary or appropriate to (a) exempt such payments and benefits from the requirements of Section 409A or (b) comply with the requirements of Section 409A.

•	To the extent that any payments or benefits under this Letter are deemed to be subject to Section 409A:

•	This Letter will be interpreted in accordance with Section 409A, U.S. Department of Treasury Regulations, and other interpretive guidance issued thereunder.

•	In no event shall Executive have the right, directly or indirectly, to determine the tax year in which any payment will be made.

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No compensation or benefit that is subject to the requirements of Section 409A and that is payable upon Executive’s termination of employment shall be paid unless Executive’s termination of employment constitutes a “separation from service” within the meaning of 26 C.F.R. Section 1.409A-1(h).

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If Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which Executive is entitled under this Letter is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company or (2) the date of Executive’s death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to Executive, and any remaining compensation and benefits due under this Letter shall be paid or provided as otherwise set forth herein. The determination of whether Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation 26 C.F.R. Section 1.409A-1(i) and any successor provision thereto).

•	Each installment payment payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A.

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All expenses or other reimbursements paid pursuant to this Letter that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under the Company’s health plans and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

Upon your execution below, this letter agreement is binding and effective as of the date set forth above.

/s/ Kam Mofid	12/21/2012
Kam Mofid

/s/ John R. Jackson	12/21/2012
John R. Jackson, Secretary, Real Goods Solar, Inc.